Nucor Reports Results for Third Quarter and Nine Months of 2015

CHARLOTTE, N.C., Oct. 22, 2015 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $227.1 million, or $0.71 per diluted share, for the third quarter of 2015. By comparison, Nucor reported net earnings of $124.8 million, or $0.39 per diluted share, in the second quarter of 2015 and net earnings of $245.4 million, or $0.76 per diluted share, in the third quarter of 2014. Third quarter of 2015 diluted net earnings per share of $0.71 was above our guidance range of $0.45 to $0.50 per diluted share due to a larger than forecasted LIFO credit and better than forecasted performance in the steel mills segment.

In the first nine months of 2015, Nucor reported consolidated net earnings of $419.7 million, or $1.30 per diluted share, compared with consolidated net earnings of $503.5 million, or $1.57 per diluted share, in the first nine months of last year.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the third quarter and first nine months of 2015 and 2014 (in thousands):

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014
Earnings (loss) before income
taxes and noncontrolling interests:
Steel mills	$ 260,776	$ 502,703	$ 676,404	$ 1,188,638
Steel products	96,167	63,890	199,261	108,222
Raw materials	(43,177)	(19,321)	(122,778)	(20,597)
Corporate/eliminations	40,505	(143,287)	(63,349)	(422,912)
	$ 354,271	$ 403,985	$ 689,538	$ 853,351

Nucor's results include a $137.0 million credit ($0.27 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting in the third quarter of 2015, compared with a credit of $95.5 million ($0.19 per diluted share) recorded in the second quarter of 2015 and a credit of $14.5 million ($0.03 per diluted share) in the third quarter of 2014. As a result, the LIFO credit in the first nine months of 2015 was $249.0 million ($0.48 per diluted share), compared with no charge or credit in the first nine months of 2014. The third quarter of 2015 results were impacted by an out-of-period non-cash gain of $10.2 million ($0.03 per diluted share) related to a correction of deferred tax balances. Included in the second quarter of 2015 results was a $9.3 million ($0.03 per diluted share) benefit related to state tax credits. Earnings in the third quarter of 2014 included a $12.5 million charge ($0.03 per diluted share) related to the partial write down of assets within the steel mills segment.

Nucor's consolidated net sales decreased 3% to $4.23 billion in the third quarter of 2015 compared with $4.36 billion in the second quarter of 2015 and decreased 26% compared with $5.70 billion in the third quarter of 2014. Average sales price per ton remained consistent with the second quarter of 2015 and decreased 15% from the third quarter of 2014. Total tons shipped to outside customers were 5,883,000 tons in the third quarter of 2015, a 3% decrease from the second quarter of 2015 and a decrease of 13% from the third quarter of 2014. Total third quarter steel mill shipments decreased 3% from the second quarter of 2015 and decreased 10% from the third quarter of 2014. Third quarter downstream steel products shipments to outside customers increased 9% over the second quarter of 2015 and decreased 3% from the third quarter of 2014.

In the first nine months of 2015, Nucor's consolidated net sales decreased 19% to $12.98 billion, compared with $16.10 billion in last year's first nine months. Total tons shipped to outside customers decreased 9% from the first nine months of 2014, while average sales price per ton decreased 11%.

The average scrap and scrap substitute cost per ton used in the third quarter of 2015 was $262, a 3% decrease from $271 in the second quarter of 2015 and a decrease of 31% from $379 in the third quarter of 2014. The average scrap and scrap substitute cost per ton used in the first nine months of 2015 was $285, a decrease of 26% from $387 in the first nine months of 2014.

Overall operating rates at our steel mills decreased to 69% in the third quarter of 2015 as compared with 73% in the second quarter of 2015 and decreased from 81% in the third quarter of 2014. Steel mill utilization decreased to 69% in the first nine months of 2015 from 78% in the first nine months of 2014.

Total steel mill energy costs in the third quarter of 2015 increased approximately $2 per ton compared with the second quarter of 2015 due to decreased steel production volumes and the resulting reduced efficiencies. Total steel mill energy costs in the third quarter of 2015 decreased approximately $2 per ton compared with the third quarter of 2014 due primarily to lower natural gas unit costs and slightly lower electricity unit costs. Energy costs for the first nine months of 2015 decreased approximately $3 per ton from the first nine months of 2014.

Our liquidity position remains strong with $2.00 billion in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until August 2018. Cash provided by operating activities in the first nine months of 2015 was robust at $1.76 billion compared to $925.6 million in the first nine months of 2014.

In September, Nucor's board of directors declared a cash dividend of $0.3725 per share payable on November 10, 2015 to stockholders of record on September 30, 2015. This dividend is Nucor's 170th consecutive quarterly cash dividend, a record we expect to continue.

The performance of the steel mills segment in the third quarter of 2015 improved compared to the second quarter of 2015. Margins are improved as our steel mills benefited from a lower average cost of inventory in the third quarter as compared to the second quarter. The automotive market remains strong, while nonresidential construction markets are continuing to gradually improve. Energy, heavy equipment and agricultural markets remain weak. Steel prices and margins remain under pressure from exceptionally high levels of imports that continue to flood the domestic market. Imports accounted for an estimated 30% of the finished steel market in the first nine months of 2015, compared with an estimated 27% in the first nine months of 2014.

The operating performance of the downstream products segment improved in the third quarter of 2015 as compared to the second quarter of 2015 due to increased volumes and lower steel costs. The downstream products segment's profitability in the first nine months of 2015 has significantly improved compared to the first nine months of 2014 primarily due to lower steel costs.

The performance of the raw materials segment decreased from the second quarter of 2015. Nucor Steel Louisiana had an operating loss of approximately $28 million ($0.06 per diluted share) in the third quarter of 2015, which included a $7.7 million ($0.02 per diluted share) net charge related to the write off of the two remaining storage domes at the facility. Nucor Steel Louisiana had an operating loss of approximately $20 million ($0.04 per diluted share) in the second quarter of 2015, which included the benefit of a $10.0 million ($0.02 per diluted share) payment received related to warranty claims associated with the repair of the process gas heater. The performance of the raw materials segment was also impacted by decreased performance in our scrap processing businesses in the third quarter of 2015 as compared to the second quarter of 2015 due to the continued decline in scrap prices. Our direct reduced iron (DRI) facility in Trinidad experienced improved performance in the third quarter of 2015 as compared to the second quarter of 2015, which included a 20-day planned outage.

Earnings in the fourth quarter of 2015 are expected to decrease compared to the third quarter of 2015 due to continued deterioration in global steel markets. A slowing economy in China is causing further global overcapacity and resulting in significant levels of steel imports into the U.S. market. The performance of our downstream products segment is expected to decrease due to end of year seasonality that is typical in the fourth quarter. We expect slightly lower performance in the raw materials segment due to the general impact of lower scrap and metallic commodity prices. We are encouraged by the ongoing strength in the automotive market and the continued gradual improvement in the nonresidential construction market, the largest end market for Nucor products.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2014 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 22, 2015 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Oct. 3, 2015	Oct. 4, 2014	Percentage Change	Oct. 3, 2015	Oct. 4, 2014	Percentage Change
Steel mills production	4,942	5,412	-9%	14,896	15,930	-6%
Steel mills total shipments	5,166	5,741	-10%	15,401	16,650	-8%

Sales tons to outside customers:
Steel mills	4,440	4,851	-8%	13,183	14,097	-6%
Joist	124	128	-3%	310	317	-2%
Deck	117	113	4%	291	301	-3%
Cold finished	107	129	-17%	354	400	-12%
Fabricated concrete
reinforcing steel	339	342	-1%	925	902	3%
Other	756	1,221	-38%	2,510	3,326	-25%
	5,883	6,784	-13%	17,573	19,343	-9%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	Oct. 3, 2015	Oct. 4, 2014	Oct. 3, 2015	Oct. 4, 2014

Net sales	$ 4,225,514	$ 5,701,869	$ 12,982,563	$ 16,101,388

Costs, expenses and other:
Cost of products sold	3,701,678	5,102,283	11,784,139	14,708,733
Marketing, administrative and other expenses	124,339	152,604	377,492	418,851
Equity in earnings of
unconsolidated affiliates	(115)	(2,352)	(550)	(10,028)
Interest expense, net	45,341	45,349	131,944	130,481
	3,871,243	5,297,884	12,293,025	15,248,037
Earnings before income taxes and
noncontrolling interests	354,271	403,985	689,538	853,351
Provision for income taxes	86,535	129,784	178,166	282,519
Net earnings	267,736	274,201	511,372	570,832
Earnings attributable to
noncontrolling interests	40,610	28,754	91,691	67,313
Net earnings attributable to
Nucor stockholders	$ 227,126	$ 245,447	$ 419,681	$ 503,519

Net earnings per share:
Basic	$0.71	$0.76	$1.30	$1.57
Diluted	$0.71	$0.76	$1.30	$1.57

Average shares outstanding:
Basic	320,819	320,023	320,544	319,737
Diluted	320,900	320,337	320,695	320,025

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Oct. 3, 2015	Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 1,895,425	$ 1,024,144
Short-term investments	100,000	100,000
Accounts receivable, net	1,716,356	2,068,298
Inventories, net	2,361,071	2,745,032
Other current assets	392,879	504,414

Total current assets	6,465,731	6,441,888

Property, plant and equipment, net	5,040,902	5,287,639

Goodwill	2,023,788	2,068,664

Other intangible assets, net	793,046	862,093

Other assets	946,001	955,643

Total assets	$ 15,269,468	$ 15,615,927

LIABILITIES
Current liabilities:
Short-term debt	$ 54,601	$ 207,476
Long-term debt due within one year	-	16,335
Accounts payable	907,332	993,872
Salaries, wages and related accruals	329,499	352,488
Accrued expenses and other current liabilities	555,979	527,605

Total current liabilities	1,847,411	2,097,776

Long-term debt due after one year	4,360,600	4,360,600

Deferred credits and other liabilities	1,014,116	1,082,433

Total liabilities	7,222,127	7,540,809

EQUITY
Nucor stockholders' equity:
Common stock	151,425	151,237
Additional paid-in capital	1,913,240	1,883,356
Retained earnings	7,438,155	7,378,214
Accumulated other comprehensive loss,
net of income taxes	(301,911)	(145,708)
Treasury stock	(1,491,822)	(1,494,629)
Total Nucor stockholders' equity	7,709,087	7,772,470

Noncontrolling interests	338,254	302,648

Total equity	8,047,341	8,075,118

Total liabilities and equity	$ 15,269,468	$ 15,615,927

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	Oct. 3, 2015	Oct. 4, 2014

Operating activities:
Net earnings	$ 511,372	$ 570,832
Adjustments:
Depreciation	469,239	486,684
Amortization	55,673	54,127
Stock-based compensation	39,542	40,325
Deferred income taxes	(52,661)	(43,712)
Distributions from affiliates	14,149	11,504
Equity in earnings of unconsolidated affiliates	(550)	(10,028)
Loss on assets	7,700	21,546
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	328,671	(418,353)
Inventories	370,445	(80,975)
Accounts payable	(83,396)	84,161
Federal income taxes	113,458	94,999
Salaries, wages and related accruals	(15,993)	65,027
Other operating activities	(350)	49,426

Cash provided by operating activities	1,757,299	925,563

Investing activities:
Capital expenditures	(283,087)	(557,249)
Investment in and advances to affiliates	(41,271)	(94,128)
Repayment of advances to affiliates	-	26,500
Disposition of plant and equipment	24,996	18,748
Acquisitions (net of cash acquired)	(253)	(38,466)
Purchases of investments	(111,927)	(100,000)
Proceeds from the sale of investments	111,452	27,529
Other investing activities	2,947	-

Cash used in investing activities	(297,143)	(717,066)

Financing activities:
Net change in short-term debt	(152,529)	11,900
Repayment of long-term debt	(16,300)	(3,300)
Issuance of common stock	423	4,465
Excess tax benefits from stock-based compensation	1,700	3,200
Distributions to noncontrolling interests	(56,085)	(51,401)
Cash dividends	(359,461)	(356,230)
Other financing activities	(1,630)	(1,651)

Cash used in financing activities	(583,882)	(393,017)

Effect of exchange rate changes on cash	(4,993)	(2,787)

Increase (decrease) in cash and cash equivalents	871,281	(187,307)

Cash and cash equivalents - beginning of year	1,024,144	1,483,252

Cash and cash equivalents - end of nine months	$ 1,895,425	$ 1,295,945

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (14,577)	$ (98,050)

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas 704-972-1841; For Media Inquiries: Katherine Miller 704-353-9015